UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 7, 2005
(Date of Earliest Event Reported)
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INTUITIVE SURGICAL, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	Commission File:	77-0416458
(State or Other Jurisdiction	000-30713	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)

950 Kifer Road
Sunnyvale, California 94086
(Address of Principal Executive Offices)

(408) 523-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On September 1, 2005, Intuitive Surgical, Inc. (the “Company”) entered into a Cross License Agreement, dated as of September 1, 2005 (the “Agreement”), by and between the Company and Hansen Medical, Inc. (“Hansen”). Set forth below is a brief description of the terms and conditions of the Agreement, which summary is qualified in its entirety by reference to the full text of the underlying Agreement which has been filed as an exhibit hereto.

Pursuant to the Agreement, the Company granted to Hansen a co-exclusive, worldwide, non-assignable, royalty-bearing license to the Company’s patents and patent applications that have a filing date on or prior to the date of the Agreement in the field of intravascular approaches for the diagnosis and treatment of cardiovascular, neurovascular and peripheral vascular diseases. Hansen granted to the Company a co-exclusive, worldwide, fully paid, non-assignable and royalty-free license to Hansen’s patents and patent applications that have a filing date on or prior to the date of the Agreement in the fields of endoscopic, laparoscopic, thoracoscopic or open diagnosis and/or surgical procedures, including endoluminal applications in gastrointenstinal, respiratory, ENT, urologic and gynecologic surgery. Hansen is required to pay royalties on future Hansen product sales and issue shares of Hansen’s Series B Preferred Stock to the Company. Each party retains full rights to practice its own technology for all purposes.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1(*)	Cross License Agreement, dated as of September 1, 2005, by and between Intuitive Surgical, Inc. and Hansen Medical, Inc.

(*)    Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been separately filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2005

INTUITIVE SURGICAL, INC.

By:	/s/ Lonnie M. Smith
Name: Lonnie M. Smith
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1(*)	Cross License Agreement, dated as of September 1, 2005, by and between Intuitive Surgical, Inc. and Hansen Medical, Inc.

(*)  Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been separately filed with the SEC.